SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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EXTREME NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Extreme Networks, Inc.
3585 Monroe Street
Santa Clara, California 95051
(408) 579-2800

October 21, 2002

Dear Stockholder:

You are cordially invited to attend our 2002 Annual Meeting of Stockholders to be held on December 4, 2002 at 10:00 a.m. Pacific Standard Time at the Silicon Valley Conference Center, 2161 N. First Street, San Jose, California. For your convenience, we are also pleased to offer a webcast of the meeting at http://www.extremenetworks.com/aboutus/investor/Default.asp.

At this meeting you are being requested to elect two Class I members of the Board of Directors for a three-year term and to ratify the appointment of our independent auditors. Your Board of Directors recommends that you vote in favor of these proposals. Please refer to the Notice of Annual Meeting of Stockholders and Proxy Statement for further information on each of these proposals.

It is important that you use this opportunity to take part in the affairs of Extreme Networks by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. We also provide our stockholders the opportunity to receive stockholder communications electronically. If you elected for electronic delivery of the Proxy Statement and Annual Report on Form 10-K for fiscal 2002, you will not be receiving a proxy card and must vote electronically. For more information, see “Electronic Delivery of Stockholder Communications” on page 3. The Annual Report on Form 10-K for the fiscal year ended June 30, 2002 is also enclosed.

After completion of the scheduled business, we will review the activities of Extreme Networks over the past year and our upcoming plans. If you have any further questions concerning the annual meeting or any of the proposals, please contact Extreme Networks Investor Relations at (408) 579-3030. We look forward to your attendance at the annual meeting.

Yours Very Truly, Gordon L. Stitt President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 4, 2002

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Extreme Networks, Inc., a Delaware corporation, will be held on Wednesday, December 4, 2002 at 10:00 a.m. Pacific Standard Time at the Silicon Valley Conference Center, 2161 N. First Street, San Jose, California 95131, for the following purposes:

1.	To elect two Class I directors to hold office for a three-year term and until their respective successors are elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 29, 2003; and

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement.

Stockholders of record at the close of business on October 7, 2002 are entitled to notice of, and to vote, at this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ HAROLD L. COVERT
Harold L. Covert Chief Financial Officer, Vice President & Secretary

Santa Clara, California
October 21, 2002

IMPORTANT: To assure your representation at the meeting, please complete, sign, date and return the enclosed proxy card in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting of Stockholders of Extreme Networks, to be held on Wednesday, December 4, 2002, or any postponement or adjournment thereof, by the proxies named on the enclosed proxy card for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include the Proxy Statement, the 2002 Annual Report on Form 10-K for the fiscal year ended June 30, 2002, and the accompanying proxy card, were mailed to stockholders on or about October 21, 2002, and, on the same date, electronic versions of these documents were sent via email to stockholders who have registered for electronic delivery.

Who may vote

You may vote your Extreme Networks’ common stock if our records show that you owned your shares on October 7, 2002. At the close of business on that date, 115,370,758 shares of Extreme Networks’ common stock were outstanding and eligible to vote. You are entitled to one vote for each share held.

Voting your proxy

To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Instructions for voting by telephone, by using the Internet or by mail are on your proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. For those stockholders who are voting by Internet, if you received notification by mail, follow these steps:

1.	To access an electronic ballot, enter the twelve-digit control number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

2.	Complete the electronic ballot and submit your voting instructions.

3.	Provide your email address if you want confirmation of your voting instructions.

Or, if you received notification by email, follow these steps:

1.	To access an electronic ballot, enter the twelve-digit control number contained in your email message and the personal identification number (PIN) you used when you enrolled for electronic delivery.

2.	The ballot displayed contains Internet links to the applicable materials; read them carefully.

3.	Complete the ballot and submit your voting instructions.

These electronic voting procedures are valid under Section 212(c)(3) of the Delaware General Corporation Law.

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the voting instructions set forth above. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. All valid proxies received before the meeting will be voted and all shares represented by a proxy will be voted.

Votes needed to hold the meeting

The annual meeting will be held if a majority of the Extreme Networks’ outstanding shares entitled to vote, whether present in person or represented by proxy, is represented at the meeting. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting, if you are present and vote in person at the meeting, or have properly submitted a proxy card or voted by telephone or by using the Internet. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Matters to be voted on at the meeting

The following matters will be presented for your consideration at the meeting:

1.	a proposal to elect two (2) Class I directors to hold office for a three-year term and until their respective successors are elected and qualified or until their earlier resignation or removal;

2.	a proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 29, 2003; and

3.	the transaction of such other business as may properly come before the meeting.

Cost of this proxy solicitation

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our common stock and will reimburse them for reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. We are soliciting proxies electronically through the Internet from stockholders who previously registered to receive proxy materials electronically through the Internet. We have hired Automatic Data Processing, Inc. to manage the tabulation, printing, and distribution of our Proxy Statement.

Attending the meeting

Stockholders have two options with respect to our annual meeting: (1) listening to a webcast at http://www.extremenetworks.com/aboutus/investor/Default.asp or (2) attending in person. The annual meeting will be held at 10:00 a.m. Pacific Standard Time on Wednesday, December 4, 2002 at the Silicon Valley Conference Center, 2161 N. First Street, San Jose, California. Alternatively, if you choose to listen to the webcast, go to http://www.extremenetworks.com/aboutus/investor/Default.asp before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast at http://www.extremenetworks.com/aboutus/investor/Default.asp until January 15, 2003.

You may vote shares held directly in your name in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card or proof of identification for entrance to the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

Changing your vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See “Voting your proxy” above for further instructions.

Our voting recommendations

Our Board of Directors recommends that you vote:

•	“FOR” the election of two (2) Class I directors to hold office for a three-year term and until their respective successors are elected and qualified or until their earlier resignation or removal; and

•	“FOR” ratification for the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 29, 2003.

Voting results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2003.

Electronic delivery of stockholder communications

This year we are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery, you can receive the Annual Report on Form 10-K and the Proxy Statement via email notification as soon as these are available. You may also submit your stockholder votes online. This will help to reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and save on our printing and mailing costs. To sign up for electronic delivery, visit http://www.extremenetworks.com/aboutus/investor/Default.asp and enter information for all of your Extreme Networks’ stockholdings. Your enrollment will be effective until canceled. You may access the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K on the Internet at http://www.extremenetworks.com/aboutus/investor/Default.asp. If you have questions about electronic delivery, please call Extreme Networks Investor Relations at (408) 579-3030.

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Extreme Networks’ stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of voting materials, which includes the Proxy Statement, proxy card, and the 2002 Annual Report to Stockholders on Form 10-K, to stockholders who share the same address.

How to obtain a separate set of voting materials

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (408) 579-3030, or by writing us at: Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051, Attn: Investor Relations.

PROPOSAL ONE
ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, two Class II directors and two Class III directors. The terms of the Class I directors will expire on the date of the upcoming annual meeting. Management’s nominees for election at the 2002 annual meeting to Class I of the Board of Directors are Gordon L. Stitt and Kenneth Levy. Each nominee is currently a director of Extreme Networks. Please see below for information concerning the nominees. If elected, Messrs. Stitt and Levy will serve as directors until the annual meeting in 2005 and until their respective successor is elected and qualified or until their earlier resignation or removal. If either of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the proxies may be voted for such substitute nominee as the Nominating Committee may designate. For further detail regarding the Board of Directors, refer to “Structure and Compensation of the Board of Directors” on page 16 of this Proxy Statement.

Vote Required

The two persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the annual meeting of stockholders will be elected. Votes for and against, abstentions and broker non-votes will be counted as present in determining if a quorum is present; however, abstentions and broker non-votes will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Information with respect to Nominees

Following are the profiles for each nominee for Class I director to be elected at the upcoming annual meeting and for each Class II and Class III director. The stockholders previously elected all directors except for Kenneth Levy, who was appointed by the Board of Directors on October 22, 2001.

Nominees to Serve as Class I Directors for a Three-Year Term Expiring at the 2005 Annual Meeting

Gordon L. Stitt.    Mr. Stitt co-founded Extreme Networks in May 1996 and has served as President, Chief Executive Officer and a director of Extreme Networks since its inception. From 1989 to 1996, Mr. Stitt worked at another company he co-founded, Network Peripherals, Inc., a designer and manufacturer of high-speed networking technology. He served first as its Vice President of Marketing, then as Vice President and General Manager of the OEM Business Unit. Mr. Stitt currently serves as a director of Megasense, Inc., a privately-held photonics component company. Mr. Stitt holds an M.B.A. from the Haas School of Business of the University of California, Berkeley and a B.S.E.E./Computer Science from Santa Clara University.

Kenneth Levy.    Mr. Levy has served as a director of Extreme Networks since October 2001. Mr. Levy co-founded KLA Instruments Corporation in 1975 (now KLA-Tencor Corporation after a merger in 1997). Since July 1, 1999, he has been Chairman of the Board and a director of KLA-Tencor, a supplier of process control and yield management solutions for the semiconductor industry. From July 1998 until June 30, 1999, he was the Chief Executive Officer and a director. From April 30, 1997 until June 30, 1998, he was Chairman of the Board. From 1975 until April 30, 1997, he was Chairman of the Board and Chief Executive Officer of KLA Instruments Corporation. In addition to KLA-Tencor, Mr. Levy currently serves on the boards of directors of Ultratech Stepper, Inc. and SpeedFam-IPEC, Inc., which are both public companies in the semiconductor industry.

Class II Directors Serving a Term Expiring at the 2003 Annual Meeting

Lawrence K. Orr.    Mr. Orr has served as a director of Extreme Networks since May 1996. Since January 1991, he has been General Partner of Trinity Ventures, the general partner of a privately held group of venture capital partnerships, and he was an employee of Trinity Ventures from 1989 to 1991. Mr. Orr currently serves as president of Trinity Management Corporation and as a director of several privately held companies. Mr. Orr holds an M.B.A. from Stanford University and a B.A. in Mathematics from Harvard University.

Peter Wolken.    Mr. Wolken has served as a director of Extreme Networks since May 1996. He currently serves as General Partner of AVI Management Partners, which manages various private venture capital limited partnerships. He co-founded AVI Management Partners in 1981. Mr. Wolken serves as a director of LGC Wireless Inc., a privately-held provider of LAN-based wireless in-building networks for voice and Internet access, and is an advisor to K-T Ventures LLC, an affiliated investment arm of KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor industry. Mr. Wolken is also a Special Limited Partner of Diamondhead Ventures LP, Menlo Park, California and Greenstone Venture Associates, Vancouver, B.C., Canada. Mr. Wolken holds a B.F.T. in International Marketing from the American Graduate School for International Management and a B.S. in Mechanical Engineering from the University of California, Berkeley.

Class III Directors Serving a Term Expiring at the 2004 Annual Meeting

Charles Carinalli.    Mr. Carinalli has served as a director of Extreme Networks since October 1996. Since July 1999, Mr. Carinalli has been Chief Executive Officer and a director of Adaptive Silicon, Inc., a developer of semiconductors. From November 2000 to November 2001, Mr. Carinalli served as Chairman of Clearwater Communications, Inc., a privately-held company. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan, Inc., a developer of wireless broadband access systems acquired by Proxim, Inc. From 1970 to 1996, Mr. Carinalli served in various positions and most recently served as Senior Vice President and Chief Technical Officer for National Semiconductor, Inc. Mr. Carinalli currently serves as a director of several privately held companies. Mr. Carinalli holds an M.S.E.E. from Santa Clara University and a B.S.E.E. from the University of California, Berkeley.

Promod Haque.    Mr. Haque has served as a director of Extreme Networks since May 1996. Mr. Haque joined Norwest Venture Partners in November 1989 and is currently Managing General Partner of Norwest Venture Partners VII and Norwest Venture Partners VIII, General Partner of Norwest Venture Partners VI and General Partner of Norwest Equity Partners V and IV. Mr. Haque currently serves as a director of Primus Knowledge Solutions, Inc., a provider of knowledge application software, Redback Networks, Inc., a provider of network edge solutions, and SPSS, Inc., a developer of statistical software products. Mr. Haque also serves as a director of several privately held companies. Mr. Haque holds a Ph.D.E.E. and a M.S.E.E. from Northwestern University, an M.M. from the J.L. Kellogg Graduate School of Management, Northwestern University and a B.S.E.E. from the University of Delhi, India.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Ernst & Young LLP to serve as independent auditors to audit the financial statements of Extreme Networks for the fiscal year ending June 29, 2003. Ernst & Young LLP has acted in this capacity since its appointment in fiscal year 1997. A representative of Ernst & Young LLP will be present at the annual meeting and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Extreme Networks for the fiscal year ended June 30, 2002 by Ernst & Young LLP.

Audit Fees	$490,000
All Other Fees	$1,504,000

The Audit Committee has considered the role of Ernst & Young LLP in providing tax and business consulting services and other non-audit services to Extreme Networks and has concluded that such services are compatible with the independence of Ernst & Young LLP as auditors of Extreme Networks. Other fees are comprised of fees for various advisory services related principally to accounting and process services, tax consulting services and tax preparation services. Ernst & Young LLP did not provide information technology systems consulting during fiscal year 2002.

Vote Required and Board of Director’s Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP AS EXTREME NETWORKS’ INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 29, 2003.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain four compensation plans that provide for the issuance of our common stock to officers, directors, employees and consultants. The plans consist of the 1996 Amended Stock Option Plan and the 1999 Employee Stock Purchase Plan, which have been approved by stockholders, and the 2000 Nonstatutory Stock Option Plan and the 2001 Nonstatutory Stock Option Plan, which have not been approved by stockholders. The following table sets forth certain information regarding Extreme Networks’ equity compensation plans as of June 30, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price per share of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders:
Option Plans	21,681,379	$17.65	4,300,976
Employee Stock Purchase Plan	N/A	N/A	2,498,353
Equity compensation plans not approved by stockholders(2)	5,697,940	$15.72	2,278,960

Total:	27,379,319	$17.25	9,078,289

(1)
Does not include an aggregate of 438,385 shares of common stock to be issued, subject to vesting, upon the exercise of outstanding grants, with a weighted exercise price of $1.55 per share, assumed by Extreme Networks in connection with the acquisition of Webstacks, Inc. and Optranet, Inc. in fiscal year 2001. The option plans relating to these outstanding options were approved by the respective security holders of these acquired companies, and remain in effect for options granted to employees prior to the completion of these acquisitions by Extreme Networks. At the annual meeting for fiscal year 2000, the stockholders approved a proposal to amend our Amended 1996 Stock Option Plan (the “Plan”) to increase automatically on the first trading day of December 2000 and for three years thereafter, the maximum aggregate number of shares available for issuance under the Plan by that number of shares of common stock equal to 4.9% of the number of shares of common stock issued and outstanding on the last trading day of the preceding November.

(2)
The 2000 Nonstatutory Stock Option Plan and the 2001 Nonstatutory Stock Option Plan (collectively, the “Plans”) were adopted by the Board of Directors on March 18, 2000 and May 23, 2001, respectively. The purpose of the Plans is to advance the interests of Extreme Networks and its stockholders by providing an incentive to attract, retain and reward persons performing services for Extreme Networks and by motivating such persons to contribute to our growth and profitability. The Plans are not intended to qualify as “incentive stock option plans” under Section 422 of the Internal Revenue Code of 1986, as amended. A nonstatutory stock option is one that does not provide the special tax treatment accorded to incentive stock options. A total of 4,000,000 shares of common stock are reserved for issuance under each of the Plans. The shares may be authorized but unissued shares, or reacquired shares, including shares purchased on the open market. In the event of any stock split, recapitalization, reclassification or similar change in Extreme Networks’ capital structure, appropriate adjustments can be made in the number and class of shares subject to the Plans and to any outstanding options. Options granted under the Plans generally have a ten-year term and vest at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter; provided, however, the vesting schedule for certain of the new hire option grants to Mr. Covert and Mr. Todd from the 2001 Nonstatutory Stock Option Plan differ from the standard vesting schedule, as detailed in the notes to “EXECUTIVE COMPENSATION AND OTHER MATTERS – Stock Option Grants in Fiscal 2002.” In the event of a change in control of Extreme Networks, options that have been granted to Messrs. Covert and Todd are subject to acceleration of vesting pursuant to the terms of their stock option agreement. See “Employment contracts and termination of employment and change-in-control arrangements” and “EXECUTIVE COMPENSATION AND OTHER MATTERS.” The exercise price of options is established at the sole discretion of the Board of Directors, but at no less than the fair market value of a share of Extreme Networks’ common stock on the date of the option grant. The Plans will continue in effect until the earlier of their termination by the Board of Directors or the date on which all of the shares of stock available for issuance under the Plans have been issued and all restrictions on such shares under the terms of the Plans and the agreements evidencing options granted under the Plans have lapsed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 30, 2002, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each director and director nominee of Extreme Networks, and (iv) all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Shares Beneficially Owned(3)
Putnam LLC One Post Office Square Boston, Massachusetts 02109	11,793,842	(4)	10.22
INVESCO Funds Group, Inc. 4350 South Monaco Street Denver, Colorado 80237	6,001,075	(5)	5.20
Wells Fargo & Company 420 Montgomery Street San Francisco, California 94163	6,464,698	(6)	5.60
Gordon L. Stitt	4,841,101	(7)	4.20
Herb Schneider	2,793,432	(8)	2.42
Stephen Haddock	2,601,277	(9)	2.25
Harold Covert	287,378	(10)	*
Darrell Scherbarth	272,699	(11)	*
Christopher Todd	212,500	(12)	*
Promod Haque	1,453,316	(13)	1.26
Charles Carinalli	492,757	(14)	*
Lawrence K. Orr	164,877	(15)	*
Peter Wolken	92,416	(16)	*
Kenneth Levy	65,071	(17)	*
All executive officers and directors as a group (11 persons)	13,276,824	(18)	11.51

*	Less than 1%

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options granted under the original 1996 Stock Option Plan are immediately exercisable, subject to our right to repurchase unvested shares upon termination of employment at a price equal to the option exercise price.

(3)
Calculated on the basis of 115,370,403 shares of common stock outstanding as of August 30, 2002, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after August 30, 2002 are deemed to be outstanding for purposes of calculating that stockholder’s percentage of beneficial ownership. These shares are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

(4)
According to the Schedule 13G filed by the stockholder with the Securities and Exchange Commission on June 10, 2002, Putnam LLC (“PI”) beneficially owned and had shared dispositive power over 11,793,842 shares of which PI had shared voting power over 1,018,032 shares. PI is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., its parent holding company. PI has two wholly-owned subsidiaries – Putnam Investment Management, LLC (“PIM”) and the Putnam Advisory Company (“PAC”). PIM serves as the investment adviser to the Putnam family of mutual funds; PAC serves as the investment adviser to Putnam’s institutional clients. Included in the shares beneficially owned by PI, PIM beneficially owned and had shared dispositive power over 10,455,112 shares with no voting power and PAC beneficially owned and had shared dispositive power over 1,338,730 shares with shared voting power over 595,500 shares.

(5)
According to the Schedule 13G filed by the stockholder with the Securities and Exchange Commission on February 8, 2002, INVESCO Funds Group, Inc. beneficially owned and had sole dispositive power over 6,001,075 shares and sole voting power over 6,001,075 shares.

(6)
According to the Schedule 13G filed by the stockholder with the Securities and Exchange Commission on February 14, 2002, Wells Fargo & Company beneficially owned 6,464,698 shares, had sole dispositive power over 6,442,124 shares, shared dispositive power over 2,024 shares and sole voting power over 6,463,498 shares.

(7)
Includes 25,375 shares held by the Stitt Living Trust. Mr. Stitt and his wife are trustees and beneficiaries of the Stitt Living Trust dated November 16, 1996. Includes 1,196,663 shares that are subject to options that may be exercised within 60 days of August 30, 2002.

(8)	Includes 676,663 shares that are subject to options that may be exercised within 60 days of August 30, 2002.

(9)	Includes 676,663 shares that are subject to options that may be exercised within 60 days of August 30, 2002.

(10)	Includes 284,375 shares that are subject to options that may be exercised within 60 days of August 30, 2002.

(11)
Includes 41,666 shares that are subject to options that may be exercised within 60 days of August 30, 2002. Mr. Scherbarth, former Chief Strategy Officer, resigned his position as an executive officer of Extreme Networks effective May 1, 2002, but continues to serve as an employee of the Company.

(12)	Includes 212,500 shares that are subject to options that may be exercised within 60 days of August 30, 2002.

(13)
Includes 132,672 shares owned by a family partnership in which Mr. Haque is the general partner and his wife and three children are limited partners. Includes 998,578 shares owned by Norwest Venture Partners VIII, LP and 50,593 shares owned by NVP Entrepreneurs Fund VIII, LP. Mr. Haque is the managing partner of Itasca VC Partners VIII, LLP, which is the general partner of Norwest Venture Partners VIII, LP and NVP Entrepreneurs Fund VIII, LP. Includes 63,541 shares that are subject to options that may be exercised within 60 days of August 30, 2002.

(14)
Includes 129,216 shares held by Charles Peter Carinalli and/or Connie Sue Carinalli, Trustees of the Carinalli Living Trust dated April 24, 1996. Includes 363,541 shares that are subject to options that may be exercised within 60 days of August 30, 2002, of which 2,500 shares are subject to a right of repurchase by Extreme Networks.

(15)
Includes 100,490 shares held by the Lederer-Orr Family Trust. Mr. Orr is a trustee and beneficiary of the Lederer-Orr Family Trust. Includes 846 shares owned by Trinity Ventures. Mr. Orr is a General Partner of Trinity Ventures. Includes 63,541 shares that are subject to options that may be exercised within 60 days of August 30, 2002.

(16)
Includes 28,875 shares owned by the Wolken Family Trust. Mr. Wolken is a trustee and beneficiary of the Wolken Family Trust. Includes 63,541 shares that are subject to options that may be exercised within 60 days of August 30, 2002.

(17)	Includes 25,000 shares that are subject to options that may be exercised within 60 days of August 30, 2002.

(18)	Includes all shares referenced in notes 7 through 17 above.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation of Executive Officers

The following table sets forth information concerning the compensation of our Chief Executive Officer, our four most highly compensated executive officers, and a former executive officer who would have been included among the four most highly compensated executive officers if he had continued to serve as an executive officer through the end of fiscal 2002, during the fiscal years ended June 30, 2002, July 1, 2001, and July 2, 2000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation					Long Term Compensation
		Salary(1)	Bonus(2)			Other Annual Compensation(3)	Awards: Option Shares(4)
Gordon L. Stitt President, Chief Executive Officer and Chairman	2002 2001 2000	$100,833 183,333 203,333	$	— 39,600 176,880	(5)	— — 25,383	750,000 600,000 300,000

Herb Schneider Vice President of Engineering	2002 2001 2000	$27,900 183,333 168,333		$26,400 26,400 161,920		— — 17,078	385,000 300,000 170,000

Stephen Haddock Vice President and Chief Technical Officer	2002 2001 2000	$91,667 166,667 168,333		$24,000 24,000 110,880		— — 20,768	385,000 300,000 170,000

Harold Covert(6) Chief Financial Officer	2002 2001 2000	$330,256 — —		$76,879 — —		— — —	1,150,000 — —

Darrell Scherbarth(7) Former Chief Strategy Officer	2002 2001 2000	$176,094 62,500 —		$28,949 7,500 —		— — —	200,000 — —

Christopher Todd(8) Senior Vice President – Worldwide Sales	2002 2001 2000	$354,584 — —		$58,334 — —		— — —	850,000 — —

(1)
As a result of Extreme Networks’ performance during the economic downturn, effective May 1, 2001, Messrs. Stitt, Schneider and Haddock voluntarily agreed to a reduction of their annual salaries to $1.00. While the Board of Directors approved reinstatement of their respective salaries effective October 1, 2001, the voluntary reduction remained in effect until January 15, 2002. See “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”

(2)	Bonuses are based on performance. See “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”

(3)
Total amount of personal benefits paid to Messrs. Stitt, Schneider and Haddock during the fiscal year were, in each case, less than the lesser of (i) $50,000 or (ii) 10% of such executive officer’s total reported salary and bonus.

(4)
All option shares were granted under the Amended 1996 Stock Option Plan, with the exception of new hire grants to Mr. Covert of 450,000 shares and to Mr. Todd of 850,000 shares, which were granted under the 2001 Nonstatutory Stock Option Plan.

(5)
Mr. Stitt was eligible for a variable incentive award in accordance with the formula for the Executive Bonus Program described under “Variable Incentive Awards,” but Mr. Stitt offered to accept no variable incentive award until Extreme Networks demonstrates further progress in meeting designated corporate financial objectives.

(6)
Mr. Covert joined Extreme Networks on August 1, 2001 to serve as Secretary and Chief Financial Officer, which appointment was approved by the Board of Directors on July 17, 2001. Mr. Covert commenced employment at Extreme Networks as a non-officer employee on July 23, 2001. See “EXECUTIVE COMPENSATION AND OTHER MATTERS – Employment contracts and termination of employment and change-in-control arrangements.”

(7)
Mr. Scherbarth joined Extreme Networks through the acquisition of Optranet, Inc., and served as Vice President/General Manager – Access Business Unit from February 1, 2001 through July 31, 2001. He served as Chief Strategy Officer from August 1, 2001 through May 1, 2002. Mr. Scherbarth currently serves as a non-officer employee of Extreme Networks.

(8)
Mr. Todd joined Extreme Networks on October 8, 2001 to serve as Senior Vice President – Worldwide Sales, which appointment was approved by the Board of Directors on October 2, 2001. Mr. Todd commenced employment at Extreme Networks as a non-officer employee on September 4, 2001. Mr. Todd’s fiscal year 2002 compensation is comprised of a base salary of $165,256, sales commissions of $139,328, and a sign-on bonus of $50,000. See “EXECUTIVE COMPENSATION AND OTHER MATTERS – Employment contracts and termination of employment and change-in-control arrangements.”

Stock Options Granted during Fiscal 2002

The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended June 30, 2002 to the persons named in the Summary Compensation Table.

STOCK OPTION GRANTS IN FISCAL YEAR 2002

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share(2)	Expiration Date
						5% ($)	10% ($)
Gordon L. Stitt	350,000 400,000	(4) (5)	2.7 3.1	12.76 12.76	12/28/11 12/28/11	2,808,643 3,209,878	7,117,654 8,134,462

Herb Schneider	185,000 200,000	(4) (5)	1.4 1.5	12.76 12.76	12/28/11 12/28/11	1,484,569 1,604,939	3,762,188 4,067,231

Stephen Haddock	185,000 200,000	(4) (5)	1.4 1.5	12.76 12.76	12/28/11 12/28/11	1,484,569 1,604,939	3,762,188 4,067,230

Harold Covert	450,000 450,000 50,000 200,000	(6) (7) (8) (9)	3.4 3.4 0.4 1.5	25.86 12.76 12.76 12.76	7/23/11 12/28/11 12/28/11 12/28/11	7,318,447 3,611,113 401,235 1,604,939	18,546,381 9,151,269 1,016,808 4,067,231

Darrell Scherbarth	200,000	(5)	1.5	12.76	12/28/11	1,604,939	4,067,231

Christopher Todd	600,000 50,000 200,000	(6) (10) (11)	4.6 0.4 1.5	6.42 6.42 6.42	10/2/11 10/2/11 10/2/11	2,422,502 201,875 807,501	6,139,096 511,591 2,046,365

(1)
All options granted in fiscal 2002 were under our 1996 Amended Stock Option Plan, with the exception of the new hire grants to Mr. Covert of 450,000 shares and Mr. Todd of 850,000 shares, which were granted under the 2001 Nonstatutory Stock Option Plan. See “EXECUTIVE COMPENSATION AND OTHER MATTERS – Employment contracts and termination of employment and change-in-control arrangements.”

(2)	All options were granted at fair market value on the grant date. None of the options granted may be exercised prior to vesting in accordance with the terms of each option grant agreement.

(3)
Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation, in accordance with the rules of the Securities and Exchange Commission, and do not represent our estimate or projection of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the continued employment of option holders through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(4)	Option vests over two years; 25% of the shares vest six months after the grant date and the remaining shares vest in equal monthly installments over the following 18 months.

(5)	Option vests over four years; 1/48 of the shares vest on each full month after the grant date until fully vested.

(6)	Option vests over four years; 25% of the shares vest one year after the grant date and the remaining shares vest in equal monthly installments over the following 36 months.

(7)	Option vests over four years; 25% of the shares vest six months after the grant date and the remaining shares vest in equal monthly installments over the following 42 months.

(8)	Option vests over three months; 100% of the shares vest on March 28, 2002.

(9)
Option vests over four years; 1/48 of the shares vest on each full month commencing January 28, 2004 until fully vested; provided, however, upon the attainment of performance goals, the initial vest date will commence on January 28, 2003 and then 1/48 vest each full month thereafter until fully vested.

(10)	Option vests over 180 days; 20,000 shares vested on November 3, 2001; 10,000 shares vested on January 2, 2002; and 20,000 shares vested on March 3, 2002.

(11)
Option vests over four years; 25% of the shares vest on September 4, 2004 and the remaining shares vest in equal monthly installments over the following 36 months; provided, however, upon the attainment of performance goals, the initial vest date will commence on September 4, 2003 and then the remaining shares vest in equal monthly installments over the following 36 months.

Option Exercises and Fiscal 2002 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended June 30, 2002, and unexercised options held as of June 30, 2002, by the persons named in the Summary Compensation Table on page 10 of this Proxy Statement. A portion of the shares subject to these options are not yet vested, and would be subject to repurchase by us at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested. There were no exercises of options by any of the officers in the Summary Compensation Table during the fiscal year ended June 30, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
	Exercisable (2)	Unexercisable (3)	Exercisable (2)	Unexercisable (3)
Gordon L. Stitt	1,013,331	1,016,669	2,741,700	0
Herb Schneider	581,665	523,335	1,803,750	0
Stephen Haddock	581,665	523,335	1,803,750	0
Harold Covert	106,250	1,043,750	0	0
Darrell Scherbarth	25,000	175,000	0	0
Christopher Todd	50,000	800,000	183,500	2,936,000

(1)	Based on a market value of $10.09, the closing price of our Common Stock on June 28, 2002, as reported on The Nasdaq Stock Market, less the exercise price.

(2)
Represents shares that are vested and/or immediately exercisable. All options granted in fiscal 2002 were under our 1996 Amended Stock Option Plan, with the exception of the new hire grants to Mr. Covert of 450,000 shares and Mr. Todd of 850,000 shares, which were granted under the 2001 Nonstatutory Stock Option Plan. See “EXECUTIVE COMPENSATION AND OTHER MATTERS – Employment contracts and termination of employment and change-in-control arrangements.”

(3)	Represents shares that are unvested and/or not immediately exercisable.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

On July 20, 2001, we entered into an Employment Agreement with Harold L. Covert, to serve as Secretary and Chief Financial Officer, and as director of each of Extreme Networks’ subsidiaries (the “Agreement”), effective August 1, 2001 (the “Effective Date”). The Board of Directors approved this appointment on July 17, 2001. Prior to assuming this position, Mr. Covert commenced employment with Extreme Networks as a non-officer employee on July 23, 2001. The Agreement provides for the payment to Mr. Covert of an annual base salary of $350,000 and an incentive bonus under the Executive Bonus Program for the 2002 fiscal year with a prorated target of 40% of the base salary, contingent upon the attainment of established performance objectives. Extreme Networks retains the right to change or amend the Executive Bonus Program at any time. Pursuant to the Agreement, Mr. Covert was granted an option under the 2001 Nonstatutory Stock Option Plan to purchase 450,000 shares of our common stock. The exercise price of these shares is equal to the closing price of the common stock on July 17, 2001, the date of approval by the Board of Directors. On December 28, 2001, merit grants were awarded to certain of the executive officers including Mr. Covert. On this date, Mr. Covert was granted an option under the 1996 Amended Stock Option Plan to purchase 450,000 shares of our common stock as an equity adjustment owing to the decline in the market price of Extreme Networks’ stock in the second half of 2001, in addition to a grant of 200,000 shares of our common stock under the 1996 Amended Stock Option Plan, and a grant of 50,000 shares of our common stock under the same plan as an equity incentive. For further detail, including vesting schedules, see “Stock Option Grants in

Fiscal Year 2002” above. As an officer of Extreme Networks, the vesting of Mr. Covert’s stock options will be accelerated in the event of a change of control of Extreme Networks pursuant to the terms described below.

On August 15, 2001, we entered into an Employment Agreement with Christopher Todd, to serve as Senior Vice President – Worldwide Sales (the “Agreement”), effective October 8, 2001 (the “Effective Date”). The Board of Directors approved the appointment as Senior Vice President – Worldwide Sales on October 2, 2001. Prior to assuming this position, Mr. Todd commenced employment with Extreme Networks as a non-officer employee on September 4, 2001. The Agreement provides for the payment to Mr. Todd of an annual base salary of $200,000, a sign-on bonus of $50,000, and variable compensation of $200,000 based upon achievement of 100% of Extreme Networks’ fiscal year 2002 sales targets. All commissions and bonuses are to be paid in accordance with the fiscal year 2002 Sales Compensation Plan and subject to Mr. Todd’s continuing employment with us.

In accordance with the Agreement, Mr. Todd is eligible for an incentive bonus under the Executive Bonus Program for the 2002 fiscal year with a prorated target of 50% of the base salary, contingent upon the attainment of established performance objectives. Extreme Networks retains the right to change or amend the Executive Bonus Program at any time. Under the Agreement, Mr. Todd was granted an option to purchase 600,000 shares of our common stock. Furthermore, Mr. Todd was granted an option to acquire an additional 50,000 shares of common stock on an accelerated vesting schedule, in addition to the grant of an option of 200,000 shares of common stock scheduled to begin vesting on the second anniversary of Mr. Todd’s start date, subject to accelerated vesting on the first anniversary of Mr. Todd’s start date based on the successful completion of first-year performance goals. Each of the foregoing options was granted to Mr. Todd under the 2001 Nonstatutory Stock Option Plan, and the exercise price of all shares under these options is equal to the closing price of the common stock on October 2, 2001, the date of approval by the Board of Directors. For further detail, including vesting schedules, see “Stock Option Grants in Fiscal Year 2002” above. As an officer of Extreme Networks, the vesting of Mr. Todd’s stock options will be accelerated in the event of a change of control of Extreme Networks pursuant to the terms below.

The Agreement with Mr. Todd provides that we will guarantee Mr. Todd’s salary for the first twelve months of employment at Extreme Networks in the event Mr. Todd’s employment is terminated other than for “cause.” Termination for cause would include termination as a result of a material breach of our policies, failure to follow the written instructions of the Board of Directors or the commission of acts of a similar nature.

As a result of Extreme Networks’ performance during the economic downturn, effective May 1, 2001, Messrs. Stitt, Haddock and Schneider voluntarily agreed to a reduction of their annual salaries to $1.00. The voluntary reduction remained in effect until January 15, 2002. See “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”

On August 3, 2001, we entered into a Confidential Resignation Agreement and General Release of Claims with Vito Palermo (the “Agreement”), to govern the terms of his resignation as Chief Financial Officer and Secretary of Extreme Networks effective July 17, 2001. According to the terms of the Agreement, Mr. Palermo continued to be employed by Extreme Networks on a non-paid, administrative leave basis until October 10, 2001, during which period Mr. Palermo’s stock options continued to vest in accordance with the original terms of such grants, which were made during his tenure at Extreme Networks. Furthermore, Mr. Palermo agreed to a general release of claims against Extreme Networks based upon or arising out of any matter occurring or existing at any time up to and including July 17, 2001, Mr. Palermo’s date of resignation from Extreme Networks.

Effective September 1, 2001, Harry Silverglide resigned from his position as Vice President – Sales of Extreme Networks. Mr. Silverglide served as a non-officer employee of Extreme Networks until his resignation on July 8, 2002. Effective May 1, 2002, Darrell Scherbarth resigned from his position as Chief Strategy Officer of Extreme Networks. Mr. Scherbarth currently serves as a non-officer employee of Extreme Networks.

Extreme Networks has entered into agreements with each executive officer and director providing for certain benefits in the event of a change in control. These agreements provide for accelerated vesting of shares subject to options granted to officers and directors in the event of a change of control as defined in the agreement between such officer or director and Extreme Networks. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 50% or more of Extreme Networks’ outstanding common stock. On July 17, 2001, the Board of Directors ratified and approved an amended policy regarding the acceleration of options for officers and directors, which provides as follows:

1.    For officers of Extreme Networks:    (i) as of the effective date of the change in control, the number of vested shares shall be equal to the number of vested shares determined pursuant to the applicable vesting schedule in the option grant agreement, plus fifty percent (50%) of the difference between the number of option shares and the number of vested shares determined pursuant to the applicable vesting schedule in the option grant agreement, rounded down to the nearest whole number; and (ii) after the effective date of the change in control, the remaining shares of stock subject to the option that are not vested shares shall vest in equal monthly installments over one-half of the period beginning on the effective date of the change in control and ending upon termination of the vesting period, subject to the officer’s continuous service with Extreme Networks.

2.    For directors of Extreme Networks:    in the event of a change of control that occurs prior to the director’s termination of service with Extreme Networks, the number of vested shares shall be equal to the number of shares subject to options granted to each director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended June 30, 2002, there was not, nor is there currently proposed, any transaction or series of similar transactions to which Extreme Networks was or is to be a party in which the amount involved exceeds $60,000, and in which any executive officer, director, or holder of more than 5% of any class of voting securities of Extreme Networks and members of that person’s immediate family had or will have a direct or indirect material interest, except that in October, 2001, in connection with our acquisition of Webstacks, Inc., we made certain earn-out payments to the former shareholders of Webstacks, Inc., including payments of $4,137,200.65 to Norwest Venture Partners VIII, L.P. and $209,617.48 to NVP Entrepreneurs Fund VIII, L.P. Promod Haque, one of our directors, is the managing partner of Itasca VC Partners VIII, LLP, which is the general partner of Norwest Venture Partners VIII, L.P. and NVP Entrepreneurs Fund VIII, L.P.

Extreme Networks entered into indemnification agreements with each of the executive officers and directors. Such indemnification agreements require Extreme Networks to indemnify these individuals to the fullest extent permitted by law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in the fiscal year ended June 30, 2002, except that a statement of changes in beneficial ownership of securities with respect to the sale of shares by Darrell Scherbarth was untimely filed.

STRUCTURE AND COMPENSATION OF THE BOARD OF DIRECTORS

Our Board of Directors currently consists of six directors. The directors are divided into three classes – Class I, Class II and Class III, with each class consisting of nearly the same number of directors as possible and each class having a three-year term. The Class I directors are Gordon L. Stitt and Kenneth Levy, the Class II directors are Lawrence L. Orr and Peter Wolken, and the Class III directors are Charles Carinalli and Promod Haque.

The structure of the Board of Directors is staggered, so that the Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 2002, 2003 and 2004, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election.

The Board of Directors elects our President, Chief Financial Officer and Secretary, all other executive officers are elected by the Board of Directors or appointed by the President, and all officers serve at the discretion of the Board of Directors. Each of our officers and directors, other than non-employee directors, devotes his full time to the affairs of Extreme Networks. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

Pursuant to resolution adopted by the unanimous written consent of the Board of Directors, as authorized by Article II, Section 2.1 of our Bylaws and Section 141(f) of the Delaware General Corporation Law, effective October 22, 2001, the Board of Directors adopted a resolution to increase the number of directors from five to six persons. The adoption of this resolution resulted in one vacancy on the Board of Directors, which under the authority of Article II, Section 2.2 of our Bylaws and the Delaware General Corporation Law, the Board of Directors appointed Mr. Kenneth Levy to fill this vacancy until the date of his reappointment or the date that his successor is elected and qualified.

The Board of Directors held thirteen meetings during the fiscal year ended June 30, 2002. No director serving on the Board of Directors in fiscal year 2002 attended fewer than 75% of such meetings of the Board of Directors and the committees on which he serves.

The following table provides information concerning the age and background of our directors as of August 30, 2002.

Name	Principal Occupation with Extreme Networks	Age	Director Since
Class I directors nominated for terms set to expire at the 2005 annual meeting of stockholders:

Gordon L. Stitt	Chairman of the Board, President and Chief Executive Officer	46	1996
Kenneth Levy	Director	59	2001

Class II directors whose terms expire at the 2003 annual meeting of stockholders:

Lawrence K. Orr	Director	45	1996
Peter Wolken	Director	68	1996

Class III directors whose terms expire at the 2004 annual meeting of stockholders:

Charles Carinalli	Director	54	1996
Promod Haque	Director	54	1996

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

The members of the Audit Committee during fiscal year 2002 were Messrs. Promod Haque, Lawrence K. Orr and Charles Carinalli. The Audit Committee recommends the retention of independent auditors to the Board of Directors, reviews and approves the planned scope, proposed fee arrangements and results of our annual audit, reviews the adequacy of accounting and financial controls, reviews the independence of our auditors, and oversees Extreme Networks’ financial reporting process on behalf of the Board of Directors. The Audit Committee held seven meetings during the fiscal year ended June 30, 2002. For more information about the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE” below.

The members of the Compensation Committee during fiscal year 2002 were Messrs. Charles Carinalli and Peter Wolken. The Compensation Committee reviews and recommends the compensation for our executive officers and directors, including salaries, bonus levels and stock option grants. The Compensation Committee held one meeting during the fiscal year ended June 30, 2002. For more information about the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION” below.

The members of the Nominating Committee during fiscal year 2002 were Messrs. Gordon Stitt, Charles Carinalli and Promod Haque. The Nominating Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning these candidates. The Nominating Committee held one meeting during the fiscal year ended June 30, 2002 to recommend the nomination of Kenneth Levy to our Board of Directors.

Director Compensation

We do not currently compensate our directors in cash for their service as members of the Board of Directors, although the directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. All directors are eligible to receive stock option grants under our stock option plans at the discretion of the Board of Directors.

In conjunction with his appointment as a director of Extreme Networks, on October 22, 2001, the Board of Directors approved the grant to Mr. Levy of an option for 100,000 shares at an exercise price of $10.64 per share. These shares vest in equal installments on a monthly basis over a period of 48 months. On December 28, 2001, each of the directors, with the exception of Mr. Levy, were granted options for a total of 75,000 shares at an exercise price of $12.76 per share as compensation for services rendered during fiscal year 2002. For further detail, see “Security Ownership of Certain Beneficial Owners and Management.” The December 2001 option grants have two vesting schedules – a total of 25,000 shares vest in equal installments over a period of 48 months, commencing on the month after the grant date; and a total of 50,000 shares vest in over a period of 24 months, with 25% vesting in the month six months after the grant date and the remainder vesting in equal installments over a period of 18 months thereafter. No other compensation or benefits were paid to the directors in fiscal year 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Ernst & Young LLP, our independent auditors, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed, with the independent auditors, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Extreme Networks, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the independence of the auditors.

The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed under the Statement on Auditing Standards No. 61 Communication with Audit Committees. The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Extreme Networks that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their consideration of our internal controls in connection with their audit, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of our independent auditors for the fiscal year ending June 29, 2003.

The aggregate fees billed for professional services rendered for the audit of our annual financial statements by Ernst & Young LLP for fiscal year 2002 and for reviews of the financial statements included in our Forms 10-Q for fiscal year 2002 were $490,000. The aggregate fees billed for professional services rendered by Ernst & Young LLP other than the audit fees were $1,504,000. These fees were for the receipt of professional services including domestic and foreign tax-planning, tax preparation, statutory and internal audits, export compliance reviews and SEC registration statements.

AUDIT COMMITTEE

Charles Carinalli
Promod Haque
Lawrence K. Orr

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is comprised of two independent, non-employee members of our Board of Directors. The Committee is responsible for setting and administering policies governing the annual compensation of our executive officers. The Committee periodically reviews the performance and compensation levels for executive officers and makes adjustments as warranted by competitive conditions or other circumstances.

Compensation Philosophy

Our philosophy concerning compensation for executive officers is to directly link their compensation to continuous improvements in our performance and increased stockholder value. The key elements of this philosophy are as follows:

1.	provide a competitive total compensation package that enables us to attract, retain and reward executive officers who contribute to our success;

2.	establish incentives that relate to our annual and long-term business strategies and objectives; and

3.	provide variable compensation that is directly linked to the performance of the Company and stockholder return.

Consistent with this philosophy, the compensation package offered to executive officers includes: (i) base salary, (ii) variable incentive awards in the form of performance bonuses, and (iii) long-term, equity incentives in the form of stock options.

Base Salary

The Committee annually assesses the performance and sets the salary of the President and Chief Executive Officer, Gordon L. Stitt. The Committee also conducts an annual review of base salaries for all other executive officers and makes adjustments based on (i) salary recommendations from Mr. Stitt, (ii) individual performance evaluations of executive officers for the previous year, (iii) financial results from the previous year, and (iv) published salary surveys for companies of comparable size in the technology sector. Furthermore, the Committee sets both financial- and operational-based objectives and goals to determine salaries for the executive officers, including sales and spending forecasts for the upcoming year.

As a result of our performance during the prolonged downturn in the economy, and in particular the technology sector over the prior two-year period, effective May 1, 2001, Messrs. Schneider and Haddock voluntarily requested the Committee to approve a reduction of their salaries to $1.00 for an indeterminate period of time. Mr. Stitt, President and Chief Executive Officer, voluntarily requested the same reduction, as further detailed below under “Chief Executive Officer Compensation.” The Committee agreed to honor these requests until such time as the Committee deemed appropriate to reinstate their base salaries to a market competitive level. On October 15, 2001, the Committee approved reinstating the salaries for Messrs. Schneider and Haddock to the same levels as before the reduction, effective October 1, 2001. These salaries were not in fact reinstated until January 15, 2002. Furthermore, effective March 1, 2002, Mr. Schneider voluntarily requested a subsequent reduction in salary to $100 per two-week pay period.

For more information regarding the compensation and employment arrangements of Mr. Stitt and other executive officers, see “EXECUTIVE COMPENSATION AND OTHER MATTERS – Compensation of executive officers and employment contracts and termination of employment and change-in-control arrangements.”

Variable Incentive Awards

To reinforce the attainment of Company goals, the Committee believes that a significant portion of the annual compensation of our executive officers should be in the form of variable incentive compensation. The Committee believes that this type of bonus program, in which bonuses are based on Extreme Networks attaining established financial targets, properly aligns the interests of our executive officers with the interests of our stockholders. Extreme Networks administers an Executive Bonus Program by which each executive officer of Extreme Networks can earn a cash bonus for the fiscal year. Under this program, the Committee sets a level of performance for Extreme Networks based on both revenue and profit before interest and taxes, in addition to earnings-per-share levels, that must be attained before any incentives are awarded.

The Committee establishes an amount that may be awarded to each executive officer of Extreme Networks. The amount to be awarded is based on three weighted components. Individual performance goals account for 30%, revenue goals account for 35%, and earnings-per-share goals account for 35%. The individual performance goals are based on fiscal year 2002.

Each executive officer’s bonus is based on a percentage of the base salary paid to such executive officer as the Committee determines, which in fiscal year 2002, was 60% for the Chief Executive Officer, 50% for the Senior Vice President – Worldwide Sales, and 40% for all other officers.

The Chief Executive Officer may in his discretion reduce a bonus payable to an executive officer, based upon the Chief Executive Officer’s evaluation of such executive officer’s job performance or other factors deemed appropriate. In fiscal year 2002, Extreme Networks partially achieved its corporate financial performance targets. Variable incentive awards were paid to the executive officers in accordance with the variable incentive award formula. See “EXECUTIVE COMPENSATION AND OTHER MATTERS – Summary Compensation Table.”

Stock Options

The Committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. Therefore, we periodically grant stock options to executive officers under our stock option plan. Stock options are granted at the current market price and will only have value if our stock price increases over the exercise price.

The Committee determines the amount and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to Extreme Networks, previous option grants to such executive officers, as well as recruitment and retention considerations. Option grants vest in accordance with vesting schedules determined for each grant as appropriate to assist in retaining and motivating key employees. Variations in vesting schedules may also represent equitable adjustments as a result of significant fluctuations in the market price of Extreme Networks’ stock over time. In fiscal year 2002, the Committee approved stock option grants to the executive officers consistent with these criteria. See “Stock Option Grants in Fiscal Year 2002” above.

Chief Executive Officer Compensation

The Committee recommends that Mr. Stitt’s compensation as President and Chief Executive Officer be based on compensation levels of President/Chief Executive Officers of companies of comparable size in the technology industry. In addition, the Committee considers certain incentive objectives based on Extreme Networks’ performance as it relates to revenue levels and earnings-per-share levels. As a result of our performance during the prolonged downturn in the economy, and in particular the technology sector over the prior two-year period, effective May 1, 2001, Mr. Stitt voluntarily proposed a reduction of his salary to $1.00. The Committee honored this request until such time deemed appropriate to return Mr. Stitt’s base salary to a market competitive level.

On October 15, 2001, the Committee discussed reinstating Mr. Stitt’s salary in the event of breakeven or better financial results by Extreme Networks on a pro forma basis in the second quarter of fiscal year 2002. In the second quarter, Extreme Networks achieved pro forma earnings of 0.02 per share. Accordingly, the base salary of Mr. Stitt was reinstated as of January 15, 2002 to the same level as before the reduction. The Committee assessed the market data for chief executive officers’ salary levels at companies of comparable size to ensure that, when reinstated, Mr. Stitt’s compensation reflected the Committee’s stated compensation policies relative to base salary.

Although Extreme Networks did meet some of its financial performance goals for fiscal year 2002, and Mr. Stitt was eligible for a variable incentive award in accordance with the formula for the Executive Bonus Program described above under “Variable Incentive Awards,” Mr. Stitt offered to accept no variable incentive award until Extreme Networks demonstrates further progress in meeting designated corporate financial objectives. The option grant made to Mr. Stitt during fiscal year 2002 was awarded at the same time the Committee granted stock options to other executive officers and directors. This option grant was based upon Mr. Stitt’s performance and leadership with Extreme Networks. The option grant places a significant portion of Mr. Stitt’s total compensation at risk because the future value of the option grant, if any, will depend upon appreciation of Extreme Networks’ stock price over the option term.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

We have considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under Extreme Networks’ stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. We expect that the Compensation Committee will continue to be comprised of non-employee directors, and that to the extent such Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Committee does not believe that in general other components of Extreme Networks’ compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE

Charles Carinalli
Peter L. Wolken

REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS

On October 15, 2001, the Compensation Committee considered the options held by Extreme Networks’ employees and the fact that a broad decline in the price of the common stock of the Company had resulted in a substantial number of stock options granted pursuant to the 1996 Amended Stock Option Plan, the 2000 Nonstatutory Stock Option Plan and the 2001 Nonstatutory Stock Option Plan (collectively, the “Plans”) having exercise prices well above the recent historical trading prices of the common stock. Management advised the Compensation Committee that management believed that employee turnover was likely to increase in part because the total compensation package for long-term employees, which included substantial options with exercise prices well above the then-current trading price of the stock, had little or no value as an incentive to retain and motivate employees. In addition, existing option grants were not competitive with competing offers from other companies, since options granted to new hires at other companies would be granted at current trading prices.

The Compensation Committee believed that (i) Extreme Networks’ success in the future would depend in large part on its ability to retain a number of its highly skilled technical and managerial personnel, (ii) competition for such personnel would continue to be intense, (iii) the loss of key employees could have a significant adverse impact on Extreme Networks’ business, and (iv) it would be important and cost-effective to provide meaningful equity incentives to employees in order to improve Extreme Networks’ performance and the value for its stockholders. The Compensation Committee considered granting new options to existing employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders and that such grants would potentially exceed the option reserve, resulting in a potential charge to earnings if the price at the time of the annual meeting of stockholders was greater than the price at the time the grants were approved. The Compensation Committee recognized that an exchange of existing options with exercise prices higher than fair market value, for new options at fair market value, would provide an additional incentive to employees based on the potential for stock price appreciation. The Compensation Committee also recognized that it could require the new options to be subject to new vesting restrictions so that optionees participating in the exchange would have incentives to remain with Extreme Networks. Considering these factors, the Compensation Committee determined it to be in the best interests of the Company and its stockholders to exchange outstanding stock options under the Plans at the optionee’s election, with new options with extended vesting and exercise prices equal to current market value, thus restoring the incentives for employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for our stockholders.

Accordingly, on October 15, 2001, the Compensation Committee approved an offer to all employees of Extreme Networks, excluding executive officers, non-employee directors and vice presidents, to exchange outstanding options with exercise prices greater than or equal to $10.00 for new options to purchase the same number of shares of our common stock to be issued no less than six months and one day from the last day of the offer period on December 4, 2001.

The new options for all eligible options exchanged have a vesting schedule that is based on the grant date of the eligible option exchanged, and vest each month of the employee’s continuous employment with the Company, as follows:

(i)	If the eligible option exchanged for the new option has a grant date in 1999, the new option will be 25% vested as of the new option grant date and the remaining 75% vests monthly over 24 months.

(ii)
If the eligible option exchanged for the new option has a grant date between January 1, 2000 and June 30, 2000, the new option will be 25% vested as of the new option grant date and the remaining 75% vests monthly over 28 months.

(iii)
If the eligible option exchanged for the new option has a grant date between July 1, 2000 and December 31, 2000, the new option will be 25% vested as of the new option grant date and the remaining 75% vests monthly over 32 months.

(iv)	If the eligible option exchanged for the new option has a grant date in 2001, the new option will be 25% vested as of the new option grant date and the remaining 75% vests monthly over 36 months.

All exchanged options will terminate no later than ten (10) years from the new option grant date. The option exchange was completed in its entirety on June 5, 2002; options for 5,752,063 shares with exercise prices ranging from $14.57 to $100.69 were canceled, and options for 5,078,986 shares were issued at an exercise price of $12.13, the fair market value of Extreme Networks common stock on June 5, 2002.

COMPENSATION COMMITTEE

Charles Carinalli
Peter L. Wolken

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a stock price performance graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total returns of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. companies) and the Nasdaq Computer Manufacturing Stocks Index for the period commencing April 9, 1999, the date of our initial public offering, and ending on June 30, 2002.

Comparison of Cumulative Total Return from April 9, 1999 and June 30, 2002(1): Extreme Networks,
CRSP Total Return Index for The Nasdaq Stock Market and the Nasdaq Computer Manufacturing Stocks Index

(1)
Assumes that $100 was invested April 9, 1999 in our common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be brought before the annual meeting so long as these are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the Securities and Exchange Commission. In order for a stockholder proposal to be properly brought before the annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than June 24, 2003, or 120 calendar days prior to the one-year anniversary of this year’s mailing date for the Proxy Statement. Stockholder proposals may be brought not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made when:

•	no annual meeting was held in the previous year;

•	the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement; or

•	the proposal is for a special meeting.

If a stockholder proposal is brought before the 2003 annual meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we provide information in our 2003 proxy statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2002 annual meeting of stockholders, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about Extreme Networks by one of the following methods:

1.
Extreme Networks home page on the Internet, located at www.extremenetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the Securities and Exchange Commission. Online versions of this Proxy Statement, our 2002 Annual Report to Stockholders on Form 10-K, and our letter to stockholders is located at http://www.extremenetworks.com/aboutus/investor/fdoc.asp.

2.	To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact our Investor Relations at (408) 579-3030.

For all other matters, please contact our Investor Relations at (408) 579-3030, or send your correspondence to the following address:

Extreme Networks, Inc.
3585 Monroe Street
Santa Clara, CA 95051
Attn: Investor Relations

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://www.extremenetworks.com/aboutus/investor/Default.asp. For more information, see “Electronic Delivery of Stockholder Communications” on page 3.

BY ORDER OF THE BOARD OF DIRECTORS /s/ HAROLD L. COVERT Harold L. Covert Secretary

October 21, 2002

EXTREME NETWORKS, INC. C/O MELLON INVESTOR SERVICES 235 MONTGOMERY STREET, 23RD FLOOR SAN FRANCISCO, CA 94104

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Extreme Networks, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EXTNW1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXTREME NETWORKS, INC.

A vote FOR the following proposals is recommended by the Board of Directors:

1.	Election of the following nominees:		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

	Nominees:	01 - Gordon L. Stitt
		02 - Kenneth Levy	☐	☐	☐

						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 29, 2003.					☐	☐	☐

3.	To transact such other business as may properly come before the meeting.					☐	☐	☐

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EXTREME NETWORKS, INC.

Sign exactly as your name(s) appear on your stock certificate. If shares of stock stand on record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

é    DETACH PROXY CARD HERE    é

EXTREME NETWORKS, INC.

PROXY FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previous proxies and appoints Gordon Stitt and Harold Covert, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc. which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders to be held at the Silicon Valley Conference Center at 2161 N. First Street, San Jose, California 95131 on Wednesday, December 4, 2002 at 10:00 a.m. Pacific Standard Time for holders as of October 7, 2002, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in Extreme Networks’ proxy statement, receipt of which is hereby acknowledged and (2) in their discretion, upon such other matters as may properly come before the meeting.